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                    [LETTERHEAD OF BLAKE, CASSELS & GRAYDON]



October 15, 1999

The Chase Manhatten Bank
as Indenture Trustee on behalf of the holders of the Debt Securities (as defined below)
450 West 33rd Street
New York, NY 10001

Dear Sirs:

     RE: U.S. $1,000,000,000 6.875% EXCHANGE NOTES, SERIES B DUE
         FEBRUARY 16, 2005

     We are Canadian counsel for Newcourt Credit Group Inc. ("Newcourt"), a corporation incorporated under the laws of the Province of Ontario.

Materials Reviewed

     We have examined originals, or copies certified or otherwise identified to our satisfaction, of Newcourt's Restated Articles of Incorporation dated February 8, 1996 and the Articles of Amendment dated March 26, 1997 (the "Articles"), by-laws No. 1 and No. 4 (the "By-Laws", together with the Articles, collectively the "Constating Documents") and the resolutions of the Executive Committee of the Board of Directors of Newcourt dated February 10, 1999 and the resolutions of the Board of Directors of Newcourt dated February 8, 1999, authorizing the issuance of the Debt Securities referred to herein.

     We did not participate in the negotiation or preparation of, nor have we reviewed, the indenture dated as of February 15, 1999 (the "Indenture") and the Registration Statement referred to herein.

Definitions

     In this opinion, terms defined in the Indenture and not otherwise defined in this opinion have the same meaning as in the Indenture.

Assumptions and Fact Reliance

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis




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for the opinions expressed below in this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies, whether facsimile, photostatic, certified or otherwise.

     We have assumed that each party to the Indenture (other than Newcourt) has duly authorized, executed and delivered the Indenture and that, other than in respect of Newcourt, the Indenture constitutes valid and binding obligations of such parties enforceable against each of them in accordance with its terms.

     We have, with your permission, relied upon a certificate of an officer of Newcourt, a copy of which has been delivered to you and is attached to this opinion, with respect to the accuracy of the factual matters contained therein, which factual matters we believe to be true but which factual matters have not been independently investigated or verified by us.

     We have relied upon a certificate of status relative to Newcourt and have, with your permission, assumed that such certificate of status continues to be accurate as of the date of this opinion.

Delivery and Benefit

     This opinion is being delivered to you in connection with the exchange offer as described in the Registration Statement on Form F-4 expected to be dated October 15, 1999 (the "Registration Statement") to be filed by Newcourt and AT&T Capital Corporation with the United States Securities and Exchange Commission relating to the registration of Newcourt's U.S. $1,000,000,000 6.875% Exchange Notes, Series B Due February 16, 2005 (the "Debt Securities") to be issued in replacement of, and evidencing the same indebtedness as, the U.S. $1,000,000,000 6.875% Notes, Series B due February 16, 2005 issued by Newcourt on February 15, 1999.

Opinions

     Based and relying upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

1. Newcourt is a company which is validly existing under the laws of the Province of Ontario.

2. Newcourt has all necessary corporate power and corporate capacity to execute and deliver the Debt Securities and to perform its obligations under the Debt Securities. The execution and delivery of the Debt Securities and the performance by Newcourt of its obligations thereunder have been duly authorized by all necessary corporate action on the part of Newcourt.

3. The execution and delivery by Newcourt of the Debt Securities does not contravene or result in a breach of or constitute a default under any of the Constating Documents of Newcourt or



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     any  law or regulation of either the Province of Ontario or the federal laws of Canada binding on or applicable to Newcourt.

4. The performance by Newcourt of its obligations under the Debt Securities does not and will not contravene or constitute a default under any of the Constating Documents of Newcourt.

5. No further authorization, approval or other action by, and no further notice to or filing with, any governmental authority or regulatory body in the Province of Ontario is required for or in connection with the execution and delivery by Newcourt of the Debt Securities and the performance by Newcourt of its obligations under the Debt Securities.

Qualifications

     The opinions expressed above are subject to the qualification that this opinion is limited to the laws of the Province of Ontario and the federal laws of Canada applicable in such Province in existence on the date hereof. The opinions expressed above are not, and should not be construed as, opinions as to the enforceability of the Debt Securities given that the Debt Securities and the Indenture are governed by, and subject to, the laws of the State of New York.

Consent to Filing

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to us or this opinion included in or made a part of the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.


                                  Yours truly,


                                  /s/ Blake, Cassels & Graydon

                                  Blake, Cassels & Graydon